Exhibit 14.1

Sprint

Leading with Integrity

Code of Conduct

ethics

honesty

dilemma

right?

decision

legal

reputation

responsibility

Dear Sprint Teammates,

Our success is driven by how people perceive the Sprint brand. Having a reputation as a trustworthy and ethical corporation among customers, investors, employees and within the communities in which we serve and live is necessary to maintain a positive brand perception.

To achieve this, we must have a high-caliber work-force that continuously holds itself to the highest standards. The Sprint Code of Conduct is designed to support our efforts and guide our performance to meet the highest ethical standards within the work-place. It is our responsibility to understand and act upon the Code of Conduct as we conduct business day to day.

Our collective ability to model our high-performance culture traits, including a commitment to behavior above reproach, is key to our customer experience, brand perception and financial performance.

Thank you for contributing to the legacy of integrity we enjoy at Sprint.

Sincerely,

Dan Hesse

Chief Executive Officer

Table of Contents

Foundation of Integrity	1
Sprint Code of Conduct	1
Leading with Integrity	1
Making Ethical Decisions	2
Raising Issues and Concerns	2
Retaliation	2

Act with Integrity
Conflicts of Interest	3
Disclosure	3
Corporate Opportunity	4
Relatives and Friends	4
Board Memberships	4
Outside Employment and Activities of Employees	4
Gifts, Entertainment and Travel	5
Material Nonpublic Information and Insider Trading	5
Investments and Financial Opportunities	6
Investments in Competitors	6
Investments in Other Companies	6
Initial Public Offerings or Preferential Allocations	6

Focus on Customers
Customer Privacy	7
Government Customers	7
Governmental Business Practices	7
International Business	8
International Business Practices
Foreign Corrupt Practices Act	8
Export Control	8
Transactions with Prohibited Persons or
Sanctioned Countries	8
Anti-boycott	8

Compete Like Winners
Competition Law and Business Conduct	9
Competitive Information	9
Business Records and Communications	9
Inquiries from the Government	10
Inquiries from the Media and Analysts	10
Books and Records	10
Accurate and Reliable Business Records	10
Reporting of Financial and Non-financial Information	10
Accounting, Internal Controls, Auditing and Tax Matters	11
Company Assets	11
Confidential and Proprietary Information	11
Intellectual Property	11
Computer and Network Security	12
Procurement	12

Demonstrate Teamwork
Community Support	13
Personal Community Activities	13
Political Activity and Lobbying	13

Be Accountable
Employee Relations and Discrimination	14
Employee Privacy	14
Harassment	15
Workplace Safety and Environment	15
Safety and Health	15
Drugs and Alcohol	15
Environment	15

Lead With Integrity
Tone at the Top	16
Supervisor Responsibility	16
The Open Door Policy	17
Chief Ethics Officer	17
Non-Exclusivity	17
Waivers	17
Violations and Consequences	17
Raising Issues and Concerns	18
Retaliation	18
Contacting the Ethics and Compliance Program	18
Other Contact Information	18

Effective date: July 10, 2013

Foundation of Integrity

Throughout its proud history, Sprint has continually been an innovator in the telecommunications industry, driven by a legacy of integrity, accountability and service. Today, Sprint delivers amazing technology, service and experiences to our customers, communities, employees and shareholders (stakeholders). And, along the way, we take great pride in our high-caliber workforce, our outstanding corporate citizenship and our industry-leading environmental sustainability accomplishments and commitments.

As we look to the future, we recognize that our capacity to continuously incorporate better experiences for our stakeholders hinges entirely on our collective ability to perform at the highest level – from the retail store to the customer service center to the office of the CEO. A high-performance culture is the path to a bright future. At Sprint, our high-performance culture focuses on accountability, first and foremost, along with open communication and innovation. Within these traits, integrity and ethics are critical success factors. Amidst unprecedented change and technological advancement, acting with integrity is not just the right thing to do, it is the unwavering foundation for Sprint.

Sprint Code of Conduct

The Sprint Code of Conduct (the Code) is applicable to employees of Sprint and its controlled subsidiaries, the Sprint Board of Directors (Board Members), and anyone we authorize to act on Sprint’s behalf. The Code establishes the basic foundation of Sprint’s ethics by communicating our philosophy and commitment to all of our employees, customers, other stakeholders and the communities in which we do business. The Code should be used as a resource when questions of legal or ethical appropriateness arise on the job. It is not a comprehensive rulebook, but rather a statement of how Sprint commits to do business. We are bound by the Code and the specific operational policies of Sprint.

Leading with Integrity

Our reputation as an ethical company is a valuable asset. The Code is intended to help us understand our responsibilities and to guide us in making the right choices. We take great pride in the Sprint Imperatives that define our cultural values:

•	Do it now

•	Delegate and empower

•	Be accountable

•	Focus on customers

•	Demonstrate teamwork and camaraderie
•	Compete like winners

•	Develop

•	Innovate

•	Act with integrity

•	Have fun

Sprint Code of Conduct	Page 1	Ethics Helpline: 913-794-1666 or 800-788-7844

We lead with integrity by embodying these Sprint imperatives and conducting ourselves in accordance with the highest ethical standards. Maintaining our integrity makes Sprint a place where we are all proud to work.

Making Ethical Decisions:

When in Doubt, Ask Yourself …

•	Is it ethical? Is it also legal?

•	Could it harm Sprint’s reputation?

•	What would my family and friends say?

•	How would it look in the newspaper?

•	Would I risk my job for it?

Failure to abide by any laws or policies, including the Code, can result in monetary damages, governmental sanctions and compromise Sprint’s reputation. Violations of laws, policies or the Code may result in disciplinary action, up to and including termination of your service and, in some cases, could lead to civil and criminal actions against the individual and Sprint. You are responsible for your own actions. You are never authorized to commit, or direct someone to commit, a violation of the Code or an illegal act. Additionally, you cannot use a contractor, agent, consultant, broker, distributor or other third party to perform any act prohibited by the Code or the law.

Raising Issues and Concerns

You are obligated to report violations of the Code, the law or any other company policy or procedure. If you have questions, concerns, or need to report a known or suspected violation, you should discuss it with your supervisor, any member of your management team, a Human Resources representative or contact the Ethics Helpline where you can report your concern confidentially or anonymously. You may be subject to discipline, up to and including termination, for your failure to do so.

Retaliation

Sprint forbids any form of retaliation or adverse action against any employee for reporting in good faith a suspected violation of the law or the Code or for assisting in an investigation. Violators are subject to corrective action up to and including termination.

Sprint Code of Conduct	Page 2	Ethics Helpline: 913-794-1666 or 800-788-7844

Conflict of interest can occur when our personal activities, investments or associations compromise our judgment or ability to act in Sprint’s best interests. Conflicts can arise through:

•	Board memberships

•	Business ventures

•	Investments

•	Outside employment

•	Personal relationships

Act with Integrity

We are responsible for:

•	Complying both with the letter and the spirit of all applicable laws, rules and regulations.

•	Observing high ethical standards when conducting business on Sprint’s behalf.

•	Asking questions when in doubt about the appropriateness of a situation.

•	Reporting known or suspected violations of any applicable laws, rules, regulations, policies and procedures.

•	Certifying familiarity and compliance with the Code, its standards, policies and procedures.

Conflicts of Interest

We will conduct ourselves with high standards of integrity, honesty and fair dealing and should avoid any conflicts of interest with Sprint. A conflict of interest occurs when an individual’s personal interests either interfere or could reasonably appear to interfere with the interests of Sprint. We will always work solely in the best interests of Sprint when conducting company business. We will not compete with Sprint, take advantage of our position or misuse confidential or proprietary information for personal gain or any other reason. Relationships with prospective or existing suppliers, contractors, consultants, customers, competitors or regulators should be structured so that they could not reasonably appear to affect your independent and sound judgment on behalf of Sprint.

Disclosure

To avoid conflict of interest situations, we will disclose any relationships that have the potential to be misinterpreted by others. Should you need guidance and help to identify these situations, you should complete a “Conflict of Interest Questionnaire” and ask your supervisor or another member of your management team, your Human Resources representative or the Ethics Helpline for guidance to determine if any additional action is warranted. Please note that you have a duty to update the form any time your circumstances change.

It is not possible to list all cases in which a conflict of interest may exist. We rely on your integrity and good judgment to avoid situations that may create a conflict of interest. If you are unsure about a particular situation, you should discuss it with your supervisor or another member of your management team, your Human Resources representative or contact the Ethics Helpline.

Sprint Code of Conduct	Page 3	Ethics Helpline: 913-794-1666 or 800-788-7844

Corporate Opportunity

You owe a duty to advance the legitimate interests of Sprint at all times. You should not take personal advantage of opportunities or favors offered to you by virtue of your position with Sprint. For instance you should not: (a) take for personal gain opportunities that are discovered through the use of corporate property, information or position, or (b) accept discounts on personal purchases of a supplier’s or customer’s products or services unless such discounts are offered to all employees in general.

Relatives and Friends

A conflict of interest may arise when doing business, seeking to do business or competing with organizations that either employ or are owned (including partial ownership) by relatives, friends, or others with whom you have a close personal relationship. You should not attempt to use your position to influence the decision making in any way. If you are either directly involved in the procurement process or could potentially be involved in the management of the relationship in the future, you should disclose the relationship immediately to your supervisor. What we are prohibited from doing directly should not be done indirectly through others.

The potential for conflict of interest also exists if your spouse, partner or other person with whom you have a close personal relationship also works at Sprint and is in a reporting relationship to you. Employees should not supervise or be in a position to influence the hiring, work assignments or assessments of such persons. If a close personal relationship exists or develops in the course of your employment, you should immediately disclose the relationship to your supervisor so that appropriate action can be taken, which may include other work arrangements.

Board Memberships

You may not serve on the board of directors of a company or organization that raises the potential for a significant conflict of interest (e.g., certain competitive, supplier or customer relationships).

For-Profit: Subject to the standard above, you are permitted to serve on the board of directors or advisory committee of a for-profit company or organization only if the requested service has been approved and if the board service does not diminish your ability to perform your duties for Sprint. Before agreeing to become a member of the board of directors or an advisory committee of any for-profit organization, employees should complete a “Board Membership Request for Information” form. Among other things, the form will be used to determine the relationship, if any, existing between Sprint and the for-profit organization.

Non-Profit: Subject to the standard above you are permitted to serve on the board of directors of community or non-profit organizations if the board service does not diminish your ability to perform your duties for Sprint. To make sure these activities do not create a conflict of interest or other problem, you should notify your supervisor of your prospective membership before you agree to the board service.

Outside Employment and Activities of Employees

You should not provide services to any business entity that competes with Sprint. A conflict of interest also may arise if an employee’s outside employment activities impair his or her timely and effective performance for Sprint. You should ensure that any outside activity is strictly separated from your employment. You should not use any Sprint resources or personnel for non-Sprint activities. You may engage in outside employment or business ventures if that activity does not compete against Sprint, does not provide goods or services to Sprint or does not violate your confidentiality or other obligations to Sprint.

Sprint Code of Conduct	Page 4	Ethics Helpline: 913-794-1666 or 800-788-7844

The Gift, Entertainment and Travel Policy states:

•	Cash and cash equivalents, such as gift cards, should never be accepted, no matter the value.

•

You are encouraged to disclose all gifts to your manager and required to obtain the appropriate management approval prior to accepting any gift beyond a nominal value (retail value of approximately $150).

•	Ensure all business entertainment is reasonable in nature and obtain the required level of approval for any business entertainment that exceeds the nominal value.

•	Offering or accepting bribes, kickbacks, payoffs or other unusual or improper payments to obtain or keep business is unethical, illegal and strictly forbidden.

Gifts, Entertainment and Travel

Gifts, entertainment and travel have the potential to create a conflict of interest with your obligation to Sprint. While each is often an integral part of building and maintaining business relationships and advancing the interests of Sprint, it is essential that we conduct each in such a manner as to avoid even the reasonable appearance of a conflict. The Code incorporates by reference the Sprint Gift, Entertainment and Travel Policy, which explains the policy in detail.

If you are ever in doubt as to how accepting or giving a gift, favor, travel or entertainment might appear, you are encouraged to speak with your supervisor or another member of your management chain, your Human Resources representative or contact the Ethics Helpline.

Notwithstanding anything in this Code of Conduct to the contrary, conflicts of interest, including corporate opportunities, and similar provisions of this Code of Conduct involving any member of the Board of Directors or their affiliates shall be addressed (i) by the Board of Directors or applicable committee thereof in accordance with Sprint’s certificate of incorporation and bylaws, as in effect from time to time, and the other policies and procedures followed by the Board of Directors from time to time, and (ii) in a manner that is consistent with the discharge by the members of the Board of Directors of their fiduciary duties.

Material Nonpublic Information and Insider Trading

Federal and state securities laws and regulations govern transactions in securities (e.g., stocks and bonds) of Sprint and other companies, including our customers, suppliers and other companies with which we do business. You violate the insider trading provisions of securities laws and regulations if, while aware of material nonpublic information about a public company, whether Sprint or another company, you trade on that information, disclose or “tip” it to others before the information is public.

“Material nonpublic information” is information that has not been publicly disclosed and that could affect an investor’s decision to buy or sell securities. Examples include, but are not limited to, sales and earnings figures, plans for stock splits or dividends, proposed acquisitions or mergers, or new product and service offerings. Securities laws and Sprint policy require that you do not trade in Sprint stock and other securities based on material not public information. Sprint’s policy against insider trading and disclosure of material nonpublic information is explained in detail in the Sprint Securities Law Compliance Policy.

Sprint Code of Conduct	Page 5	Ethics Helpline: 913-794-1666 or 800-788-7844

Investments and Financial Opportunities

A financial investment that compromises or could reasonably appear to compromise your independent judgment or work at Sprint is a conflict of interest. The term “financial investment” means stock, options to buy or sell stock, other ownership interests or debt securities in a company, but does not include mutual funds or other investment portfolios where investment decisions are made by an independent fund manager.

Investments in Competitors

Financial investment in a company that Sprint considers a competitor is strongly discouraged and as an employee you should not make such investments. Small (less than 5 percent of your total portfolio), pre-existing financial investments in competitors should not be a problem. If an employee’s pre-existing investment in a competitor is not small, full disclosure to your supervisor is an important first step in ensuring that your integrity is not questioned. If the supervisor is not at least a director-level employee, please notify your director as well.

Investments in Other Companies

If you will be involved in either the selection or management of a supplier, you should not hold or purchase investments in current or prospective suppliers or other companies which could reasonably appear to influence your business objectivity with which Sprint is contemplating a transaction.

Initial Public Offerings or Preferential Allocations

Preferential allocations of stock or an offer to participate in an Initial Public Offering (IPO) from a company with whom Sprint either conducts or could be expected to conduct business can create or could reasonably appear to create a conflict of interest. Such situations should be avoided and disclosed to your supervisor. If the supervisor is not at least a director-level employee, please notify the director as well.

Notwithstanding anything in this Code of Conduct to the contrary, investments and financial opportunities and similar provisions of this Code of Conduct involving any member of the Board of Directors or their affiliates shall be addressed (i) by the Board of Directors or applicable committee thereof in accordance with Sprint’s certificate of incorporation and bylaws, as in effect from time to time, and the other policies and procedures followed by the Board of Directors from time to time, and (ii) in a manner that is consistent with the discharge by the members of the Board of Directors of their fiduciary duties.

Sprint Code of Conduct	Page 6	Ethics Helpline: 913-794-1666 or 800-788-7844

Focus on Customers

Customer Privacy

Sprint takes the protection of its customers’ privacy very seriously. Customer information should only be used for legitimate business purposes by employees with a business “need to know.” Customers are more focused than ever on privacy and the protection of their personal information. Additionally, privacy laws and regulations at the federal and state level are becoming increasingly complex, and enforcement of these requirements is becoming more aggressive.

You are obligated to protect customers’ information, including:

•	Personally identifiable information (e.g., customer name, Social Security Number, contact information)

•	Billing information (e.g., credit card number)

•	Customer Proprietary Network Information (CPNI) which includes customer account and usage information

•	Location information

If you learn of any unauthorized access to, or use of, customer information, immediately report this to your supervisor and the Office of Privacy.

For more information, please review the Sprint Privacy Policy.

Although privacy is important and protected by law, if you suspect a customer is using Sprint’s products or services for an unlawful purpose, contact Corporate Security immediately.

Government Customers

Governmental Business Practices

Special rules and regulations apply when doing business with federal, state or local governments, so you should take extra steps to know and comply with these requirements if your assignment directly involves the government or if you are responsible for someone working with the government on behalf of Sprint. In addition, when dealing with government officials and employees, avoid any conduct which could appear improper. Any attempts, even if well intended, to influence a government official or employee by means of payments, gifts or other favors are strictly prohibited. Failure to avoid these activities may expose the government agency, the government employee, Sprint and the Sprint employee to substantial fines and penalties. For these reasons, any sale of our products or services to any government entity - federal, state or local - must be in accordance with the Sprint Financial Policy. For information on relationships with government representatives, please refer to the “Political Activity and Lobbying” section of this Code.

Sprint Code of Conduct	Page 7	Ethics Helpline: 913-794-1666 or 800-788-7844

International Business

International Business Practices

We conduct international business in accordance with the Code and the Sprint Policy for Conducting International Business. Doing so means complying with applicable company policies as well as any applicable U.S. or local laws at all times. Before conducting business internationally, review the Policy for Conducting International Business. Some of the primary areas where U.S. law applies in international business are summarized below.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (FCPA) prohibits Sprint and its agents, officers and employees from directly or indirectly offering anything of value (e.g., gifts, money or promises) to a foreign government official, political party or candidate to influence or induce action, or to secure an improper advantage. In other words, the FCPA prohibits bribery of foreign officials. The scope of the FCPA is broad and what constitutes a “bribe” or a “foreign official” is not always clear. This makes it all the more important for employees and agents of Sprint to take the requisite FCPA training and become familiar with the Sprint Policy for Conducting International Business before conducting business internationally.

The FCPA also has strict accounting requirements that govern international transactions and payments. This means Sprint must keep books, records and accounts that accurately reflect such transactions and payments. If in doubt about making or authorizing any payment or gift to a foreign official, contact the Legal Department.

Any complaints or concerns within the scope of FCPA should be reported to Sprint’s International Law Group or the Ethics Helpline. Any such reports will be treated confidentially and investigated according to Sprint’s Ethics Helpline and Whistleblower Procedural Process. Federal law protects “whistleblowers” that report these types of complaints in good faith and prohibits retaliation against such individuals.

Export Control

Several U.S. laws restrict the export of certain equipment and technologies to certain countries or persons, especially in the areas of encryption and advanced computing devices. Employees of Sprint who are involved in the export of equipment or technologies should contact the Legal Department if they are uncertain of the legal trade status of any country or technology scheduled for export.

Transactions with Prohibited Persons or Sanctioned Countries

Federal law prohibits transactions with certain persons or entities that have violated export-related laws or are believed to pose a threat to national security. In addition, the U.S. government has imposed economic sanctions on doing business with certain countries. Thus, it is important for employees to perform due diligence at the onset of any transaction that has an international element. Employees should contact the Legal Department to ensure that all such transactions are properly evaluated.

Anti-boycott

You must not cooperate with foreign boycotts that are not approved by the U.S. government. You should not respond to any oral or written request for information, proposed contract provisions or other action that seems to be related to a boycott. If you receive a request related to any boycott, contact the Legal Department.

Sprint Code of Conduct	Page 8	Ethics Helpline: 913-794-1666 or 800-788-7844

The following actions should never be taken:

•	Never discuss prices, terms of sale or other competitive information with competitors.

•	Never disclose a confidential bid proposal or engage in bid rigging.

•	Never divide customers, markets or territories with competitors.

•	Do not attend meetings with competitors where any of these actions are on the agenda and leave immediately if such topics arise during the meeting.

Compete Like Winners

Competition Law and Business Conduct

It is in Sprint’s best interest to compete on a level playing field. Our differentiated products and services speak for themselves when competition is free and open. The antitrust and fair competition laws of the U.S. and of many other countries where we engage in business were developed to encourage healthy competition among businesses and to protect consumers against anti-competitive activities. While it is beyond the scope of the Code to explain each of these laws in detail, compliance with them is critical as the penalties for violations may be substantial – up to and including imprisonment. If you have questions or are unsure how to handle competitive information, contact the Legal Department or the Ethics Helpline.

Sales initiatives with direct and indirect dealers should have contracts in place; offers, terms, restrictions, product handlings and dealer negotiations should be communicated through and approved by the Legal Department.

Statements about Sprint products and services, and competitors’ products and services should be approved by Sprint Marketing, Corporate Communications and the Legal departments before release to external channels.

Competitive Information

Sprint’s policy is to respect the trade secrets of others. Employees should not reveal or encourage others to reveal or use any trade secrets of a former employer or competitor in connection with their employment with Sprint. Trade secrets may include, for example, customer lists, technical developments, operational data, sales strategies or pricing information. If information that might constitute a trade secret or proprietary information of another company is obtained by mistake, do not use it and consult the Legal Department.

Sprint prohibits making false or misleading statements or material misstatements that could impact Sprint, its suppliers or its competitors. For example, posting a false statement online regarding a Sprint or competitor’s major product launch is prohibited.

Business Records and Communications

Sprint’s records are its corporate memory, providing evidence of actions and decisions, and represent a vital asset that supports daily functions and operations. Records consist of all forms of information created or received by Sprint, whether originals or copies, regardless of media. A record may be as obvious as a memorandum, e-mail, contract or presentation, or something not as obvious, such as a digital desk calendar, appointment book or voice mail. Other examples of business records include but are not limited to the following: quality, safety or personnel records or operational metrics. All records are the property of Sprint and should be retained in accordance with the Sprint Records Retention Policy.

Sprint Code of Conduct	Page 9	Ethics Helpline: 913-794-1666 or 800-788-7844

All records and communications have the potential for being publicly disclosed through litigation, governmental investigations or outside parties such as the news media. Therefore, business records and communications should be clear, concise, truthful and as accurate as possible. Avoid exaggeration, colorful language, guesswork, legal speculations and derogatory characterizations of people or their motives.

Often, company records must be retained in connection with litigation (potential or actual), investigations or audits. When this becomes necessary, the Legal Department will issue a records hold notice to the appropriate departments and individuals. Records subject to a records hold notice cannot be destroyed until the Legal Department removes the hold notice. If a department or individual has knowledge of potential litigation, audit or governmental investigation, they should immediately notify the Legal Department.

Any questions related to records retention or destruction should be directed to the Legal Department.

Inquiries from the Government

Sprint cooperates with appropriate requests from government authorities. All information provided by employees must be truthful and accurate. It is never appropriate to mislead an investigator or to alter or destroy documents or records in response to an investigation. If you are asked by a law enforcement agency to testify as a witness in a deposition or other type of proceeding, contact Corporate Security.

If you receive a subpoena, court order or other non-routine request for information from a law enforcement agency, you should contact Corporate Security. This includes requests for customer information, such as call detail records. If you receive a request from a government agency other than law enforcement, contact Corporate Security.

Inquiries from the Media and Analysts

Sprint employees are not authorized to speak with the news media and analysts. To ensure professional handling, all media requests should be directed to Corporate Communications Media Relations, requests from financial analysts and stockholders should be forwarded to Investor Relations and requests from industry analysts should be sent to Analyst Relations. Contact information can be found in the Newsroom section of www.sprint.com.

Books and Records

Accurate and Reliable Business Records

Sprint and others who deal with us rely on accurate and reliable information to make business decisions. Each employee must prepare and maintain all company records accurately and honestly. No false, artificial or misleading entries should be made in any books, records or accounts of Sprint and no company funds should be used for any purpose other than as described in the documents supporting payment. This includes business and financial records. All books, records and accounts must accurately reflect transactions and events, and conform both to Generally Accepted Accounting Principles (GAAP) and to Sprint’s system of internal controls over financial reporting.

Reporting of Financial and Non-financial Information

We have an obligation to make and keep books, records and accounts that accurately and fairly reflect our transactions and to prepare financial reports and financial statements that are not false or misleading, and that materially present full, fair, accurate, timely and understandable disclosure. Employees responsible for any aspect of our internal controls over financial reporting systems must be vigilant in recording entries accurately and honestly and in a manner consistent with all applicable legal and accounting requirements.

Misrepresentation or omission of relevant financial or non-financial information, and improper or questionable accounting and auditing practices may result in fraudulent, incomplete, inaccurate or untimely reporting. Employees should not undermine the integrity of reporting information for any reason. If you have any uncertainty about judgments concerning proper recording of our transactions or accounting or tax matters, discuss them with your supervisor.

In addition, it is strictly prohibited to influence, coerce, manipulate or mislead any internal or external party engaged in the performance of an audit for the purpose of rendering misleading financial statements or internal control assessments.

Sprint Code of Conduct	Page 10	Ethics Helpline: 913-794-1666 or 800-788-7844

Accounting, Internal Controls, Auditing and Tax Matters

Any complaints or concerns regarding accounting, internal controls, auditing or tax matters must be reported by using the Ethics Helpline or by writing to (1) both the Chief Financial Officer and the General Counsel, (2) the Chief Ethics Officer, or (3) the Chairman of the Audit Committee of the Board of Directors. Any such reports will be treated confidentially and investigated according to the Sprint Ethics Helpline and Whistleblower Procedural Process. Federal law protects “whistleblowers” that report these types of complaints in good faith and prohibits retaliation against such individuals.

Company Assets

You have a responsibility to protect Sprint assets, including both tangible and intangible property, from loss, damage, misuse and theft. Failure to protect company assets may subject you to disciplinary action up to and including termination of employment. In some cases, e.g. fraud or theft, the matter may be referred to law enforcement agencies for prosecution. Information is one of our key corporate assets and the future success of Sprint depends in part on our ability to develop and deploy technical information and know-how ahead of our competitors. All company assets should be used for legitimate business or authorized purposes, including customer proprietary information, Customer Proprietary Network Information (CPNI) and account details.

Confidential and Proprietary Information

All information related to Sprint’s business should be considered proprietary and confidential unless it has been released in authorized public documents. You must take steps to protect confidential and proprietary information. You should not discuss confidential or competitive information with family, acquaintences or at social gatherings, when in public areas such as elevators, restaurants and airplanes, as well as online bulletin boards, chat rooms, personal Web pages, blogs, or any other form of social media (e.g., Facebook, Twitter, etc.) For additional guidance, review the Sprint Social Media Policy. In addition, your obligation to keep proprietary or competitive information confidential continues after your employment with Sprint ends. It is never appropriate to photograph, copy or otherwise disseminate Sprint documents for personal gain. All documents should be managed according to a business “need to know.”

Intellectual Property

Sprint values and encourages the protection of its intellectual property (such as patents, trade secrets, copyrights and trademarks) and proprietary information while simultaneously respecting the valid intellectual property rights of third parties. Intellectual property laws protect many materials

Sprint Code of Conduct	Page 11	Ethics Helpline: 913-794-1666 or 800-788-7844

used by Sprint employees in the course of their work. Copyright laws protect materials such as computer software, music, artwork, audio and videotapes, books, presentations and training materials. Patent laws protect inventions, trade secret laws protect proprietary information and trademark laws protect product and services names. Sprint’s trade secrets are proprietary and confidential and should not be disclosed outside of Sprint. Employees must not knowingly infringe on the valid intellectual property rights of others. Employees must also identify any agreements they may have with past employers and notify their supervisors or Human Resources. Employees should direct any intellectual property questions or concerns to the Legal Department. Employees should promptly notify the Legal Department of any innovative processes, methods and technologies that may be eligible for patent protection.

Computer and Network Security

Our computer systems, network and electronic data are an essential part of our business. Their continuous availability and efficient use play a critical role in our success. We should do our part to safeguard the confidentiality, integrity and availability of our systems, network and electronic data processes by protecting user IDs, passwords and access to our facilities.

Use of our electronic mail, Internet access, telephone systems, computer systems and network should generally be limited to Sprint-related business purposes. Any non-business use should be incidental, occasional and reasonable. You should not send inappropriate messages or e-mail (including, but not limited to, harassing, threatening or discriminatory messages) or use our intranet or the Internet in an inappropriate manner. Electronic messages are subject to the same records retention requirements as other communications. Due care and common sense should govern the use of our computer systems and access to our electronic data.

You should refer to the Sprint Information Security Policy for additional information.

Procurement

Sprint believes in doing business with suppliers that embrace and demonstrate high principles of ethical business behavior. As part of their contract, all persons or companies engaging in business relationships with Sprint should receive and abide by the Sprint Code of Supplier Conduct.

Any employees responsible for buying, selling or leasing materials or services on behalf of Sprint should consciously and consistently guard their objectivity. If you have a personal or family relationship with a supplier, customer, potential supplier or candidate, or own any interest in that business, you should disclose this relationship to your supervisor and take appropriate steps to ensure that decisions affecting these companies are based solely on objective input and judgment. You can refer to the “Conflicts of Interest” section of the Code for further guidance.

Procurement decisions should be based on obtaining the best overall value for Sprint. Obtaining competitive bids, verifying quality and service claims, and confirming the financial and legal condition of the supplier are all important steps in a good procurement decision. Under no circumstances should an agreement be made with a supplier, dealer, distributor or other third party that provides for payment that is not reasonable and commensurate with the functions or services to be performed or the goods to be acquired. It is also inappropriate to unlawfully interfere with contractual relations between other parties, even if one of those parties wishes to do business with Sprint.

Sprint Code of Conduct	Page 12	Ethics Helpline: 913-794-1666 or 800-788-7844

Demonstrate Teamwork

Community Support

Sprint has contributed to the economic and social development of the communities it serves for many years. In addition to the jobs created and the services provided, Sprint encourages employees and business units to become actively involved in their communities. The Sprint Foundation and many Sprint employees provide support to thousands of worthwhile community organizations. The community leadership offered by thousands of Sprint employees around the world is another example of Sprint’s long-standing civic commitment.

Personal Community Activities

Employees are encouraged to participate in the community activities of their choice. However, you should make it clear that your views, actions and support are your own, and not those of Sprint. In addition, employees should ensure that outside activities do not interfere with their job performance. All employees should be aware of, and abide by, the Sprint Solicitation Policy which generally prohibits solicitation for non-Sprint charitable organizations. Employees should not pressure other employees to contribute to any charitable organization. Sprint reserves the right to solicit employees to contribute to Sprint-sponsored charitable organizations.

Political Activity and Lobbying

Employees should not make any contribution on behalf of Sprint or use its name, funds, personnel, property or services for the support of political parties or candidates unless the contribution is permitted by law and authorized in advance by the Sprint Government Affairs group within the Legal department.

Employees should not pressure other employees to express a political view or to contribute to a political action committee, political party or candidate. U.S. law and the laws of many state and local governments restrict companies from making contributions of money, goods or services to political candidates, except for administrative support of organizations such as the Sprint PAC, which is funded solely through Sprint employee donations.

Relationships with a government representative should be conducted in a manner that would not embarrass Sprint or the official if publicly disclosed. Activities with the potential to influence government officials are strictly regulated. Persons representing Sprint should be extremely careful to avoid even the reasonable appearance of impropriety. Reasonable entertainment and courtesies should be extended only if not prohibited by law and then only to the extent that is customary and appropriate. Any questions on this matter should be directed to the Sprint Government Affairs group within the Legal Department.

Sprint Code of Conduct	Page 13	Ethics Helpline: 913-794-1666 or 800-788-7844

Be Accountable

Employee Relations and Discrimination

At Sprint, we thrive on creativity and innovation. We believe that new ideas from diverse perspectives lead to better business results. Diversity is just good business. We embrace diversity of ethnicity, gender, generation, geography and thought. Different perspectives enable us to better understand the complexity of our customers’ needs and to deliver high-value solutions in innovative ways. It is critical that every Sprint employee feel valued and be provided with opportunities to contribute value to the business. If you believe your rights have been violated or if you have any other workplace concerns, you should consult the Employee Guide, your supervisor or another member of your management chain, or call your Human Resources representative directly. If you do not receive a clear explanation or believe you may not receive an objective or adequate review of the issue from your supervisor or Human Resources, call the Ethics Helpline.

Sprint does not tolerate discrimination. We recognize that highly productive and diverse employees are essential to our success and should be given opportunities to flourish in a barrier-free, non-discriminatory environment. We will conduct all employment practices including activities relating to recruiting, hiring, benefits, leaves of absence, training, transfer, promotion, job assignments, compensation, corrective action and termination in a non-discriminatory manner.

We conduct business without regard to, and do not discriminate because of, an employee’s race, color, religion, creed, sex, gender identity, sexual orientation, age, disability, pregnancy, national origin, genetic information or ancestry, as well as citizenship, marital, veteran, and family and medical leave status or any other status protected by law. Consult the Employee Guide for more information

Employee Privacy

Employees should have no expectation of privacy in information they send, receive, access or store on any of Sprint’s computer systems or network. Electronic message traffic that interferes with the network or its interconnected systems is prohibited. Sprint reserves the right to review workplace communications (including but not limited to Internet activity, e-mail, instant messages, social media or other electronic messages, computer storage and voice mail) as well as employees’ company-provided workspace at any time.

Sprint is committed to protecting employees’ privacy in regards to medical, family and personal information by refraining from discussing private matters when there is not a valid business “need to know.”

Sprint Code of Conduct	Page 14	Ethics Helpline: 913-794-1666 or 800-788-7844

Harassment

Every employee has a right to a work environment free from harassment, regardless of whether the harasser is a co-worker, supervisor, manager, customer, vendor or visitor. Harassment can include any behavior (verbal, visual or physical) that creates an intimidating, offensive, abusive or hostile work environment. In addition, any harassment that either impacts or influences wages, hours, working conditions or employment advantages is specifically prohibited. Unlawful harassment includes harassment based on race, color, religion, creed, sex, gender identity, sexual orientation, age, disability, national origin or ancestry, as well as citizenship, marital, veteran, and family and medical leave status, or any other status protected by law. Sexual harassment includes harassment of a sexual nature of a person of the same or opposite sex as the harasser. Employees should refer to the Sprint Non-Harassment Policy for more information.

As is the case with any violation of the Code, you have a responsibility to report any harassing behavior or condition regardless of if you are directly involved or just a witness. Retaliation for making a complaint or for assisting in the investigation of a discrimination or harassment complaint is prohibited. Report the offending behavior to your supervisor or another member of your management chain, your Human Resources representative or contact the Ethics Helpline.

Workplace Safety and Environment

Safety and Health

Sprint strives to provide a safe and healthy workplace for employees, customers and visitors to its premises. All managers have responsibility for ensuring proper safety and health conditions for their employees. Management is committed to maintaining industry standards in all areas of employee safety and health, including industrial hygiene, ergonomics and safety. To support this commitment, employees are responsible for observing all safety and health rules, practices and laws that apply to their jobs, and for taking precautions necessary to protect themselves, their co-workers and visitors. Employees are also responsible for immediately reporting accidents, injuries, occupational illnesses and unsafe practices or conditions to their supervisor, who is required to provide this information to Sprint’s Risk Management Department.

Threats, acts of violence and physical intimidation are strictly prohibited. Sprint prohibits the possession of weapons on Sprint property (Sprint offices, retail locations or other Sprint premises). No talk of violence or joking about violence will be tolerated. Any instance of violence, hostile behavior, possession of weapons on Sprint property or unsafe behavior should be reported to a member of management or Corporate Security. If you believe there is imminent danger or illegal conduct, contact 911 or local law enforcement first. You have a responsibility to report any unsafe behavior or condition regardless of whether you are directly involved or a witness.

Drugs and Alcohol

Sprint requires employees to work free from the influence of any substance, including drugs and alcohol, preventing them from conducting work activities safely and effectively. Sprint reserves the right to have any employee tested if there is reasonable suspicion that he or she is under the influence of drugs or alcohol. If you are using prescription or non-prescription drugs that may impair alertness or judgment, or witness an employee impaired and therefore possibly jeopardizing the safety of others or Sprint’s business interests, you should report it immediately.

If you have a problem related to alcohol or drugs, you are encouraged to seek assistance from the Employee Assistance Program or other qualified professionals and review the Sprint Substance Abuse Policy.

Environment

Sprint is committed to being a corporate leader in environmental responsibility. Sprint is a recognized industry leader through its commitment to reduce greenhouse gas emissions, deployment of renewable energy, and our aggressive cell phone recycling efforts. These efforts are bolstered by environmentally responsible building practices, “green” IT, waste-reduction efforts, e-billing practices, environmentally beneficial products and services, and a strong environmental employee-engagement program.

Sprint has established environmental guidelines that provide specific measures for employees and suppliers to ensure their actions support Sprint’s environmental objectives, including the meeting of all regulatory compliance, and federal, state and local environmental laws. Should you wish to communicate a potential violation of Sprint’s environmental guidance or environmental legal statute, contact the Environmental, Health and Safety (EHS) team.

Sprint Code of Conduct	Page 15	Ethics Helpline: 913-794-1666 or 800-788-7844

Lead with Integrity

Tone at the Top

Sprint leaders have a responsibility to understand and uphold the Code to their organizations, and to create a tone at the top that encompasses Sprint’s imperative of “Acting with Integrity.”

Sprint leaders uphold the Code as individuals and demonstrate a visible commitment by:

•	Being a positive role model.

•	Explaining the Code to your team and ensure they complete ethics training in a timely manner.

•	Upholding compliance to the Code.

•	Creating an environment where employees can speak up.

Leaders must be particularly careful with their words and conduct with respect to placing, or seeming to place, pressure on subordinates that could cause them to perform in a way that is contrary to the ethical standards set forth in this Code or our company policies. Additionally, they must be cognizant of their actions and dealings with customers, suppliers and employees to create an atmosphere of ethical leadership and integrity.

As a Sprint leader, if someone approaches you with a question or concern relating to the Code, listen carefully and ask for clarification and additional information to ensure that you fully understand the question or concern. Answer any question that you can, but do not feel that you must provide an immediate response. If necessary, seek help or guidance from others, including your Human Resources representative and the Ethics Helpline.

You are expected to perform all of your duties on behalf of Sprint in compliance with all laws, regulations and company policies. The Legal Department is always available to help you understand the laws and regulations that apply to your job; however, it should be understood that upholding our Code may require more than mere compliance with the laws and regulations.

Supervisor Responsibility

Supervisors should exemplify the highest standards of ethical business conduct by integrating the ethics and compliance program into all aspects of their operations, and by encouraging open and frank discussion of the ethical and legal implications of business decisions. Supervisors should also ensure that everyone in their organization receives proper training, completes annual i-Comply certification and clearly understands the legal and ethical expectations of working for Sprint. This includes any aspect of the Code, policies, training or law with particular applicability to their business operations. It is incumbent upon supervisors to take every opportunity to model behaviors consistent with our values and the Code.

Sprint Code of Conduct	Page 16	Ethics Helpline: 913-794-1666 or 800-788-7844

Supervisors are encouraged to work with Human Resources or contact the Ethics Helpline for assistance with reports made by employees. All levels of management are obligated to report and partner with Human Resources or any other corporate investigators, to investigate Code violations or determine the appropriate consequence or corrective action.

The Open Door Policy

Sprint’s “open door” philosophy encourages employees to take any problems, disagreements, questions, recommendations or comments to their immediate supervisor or another member of their management chain. Sprint has established the Open Door Policy which communicates the process for addressing concerns in an efficient and systematic manner.

Chief Ethics Officer

The Sprint Board of Directors has charged the Chief Ethics Officer with implementing the Ethics and Compliance Program. This responsibility includes managing the Ethics Helpline, developing policies, procedures and training, as well as implementing a system for evaluating the compliance activities of each employee.

On matters of the Code that require disclosure, the CEO and Board Members should disclose those items to, and seek guidance from, the Chief Ethics Officer.

Non-Exclusivity

The Code cannot explicitly cover all situations or circumstances that an employee may face. It is not a comprehensive, full, or complete explanation of all the laws and regulations that apply to Sprint and its employees. Many of the issues are discussed in greater detail in other Sprint materials such as the Employee Guide and company policies. All employees have a continuing obligation to familiarize themselves with any applicable laws or company policies; however, nothing can serve as a substitute for good judgment.

Sprint established this Code for company-wide application and any direct conflict between any other policy and the letter or spirit of the Code is to be resolved in favor of the Code.

Waivers

Sprint does not expect to grant waivers of provisions of the Code to employees or Board Members. Disclosure of a waiver, if any, will be made as mandated by applicable law, rules of The New York Stock Exchange, regulations of the Securities Exchange Commission and any other exchange or quotation system applicable to Sprint.

Violations and Consequences

Failure to abide by any laws or policies, including the Code, can compromise the reputation of Sprint and may also result in disciplinary action, up to and including termination of employment. Violations of the Code or illegal acts cannot be justified by saying that they “helped the bottom line,” or were directed by a higher authority in the organization. Each employee is responsible for his or her actions. You are never authorized to commit, or direct someone to commit, a violation of the Code or an illegal act. Additionally, you cannot use a contractor, supplier, agent, consultant, broker, distributor or other third party to perform any act prohibited by the Code or the law.

Sprint Code of Conduct	Page 17	Ethics Helpline: 913-794-1666 or 800-788-7844

Raising Issues and Concerns

You are obligated to report violations of the Code, the law or any other company policy or procedure. You may be subject to discipline, up to and including termination, for your failure to do so. If you have a question about the Code or you need to report a known or suspected violation, you should do one of the following:

•	Contact your supervisor. Review the matter with your supervisor. Supervisors are responsible for determining how the reported matters should be handled.

•

Contact another member of your management chain. If your supervisor is unavailable or you do not feel comfortable speaking with your supervisor, contact the person at the next level within your management chain.

•	Contact Human Resources. If your supervisor or another member of your management is unavailable, contact your Human Resources representative.

•

Contact the Ethics Helpline. The Ethics Helpline is established to answer questions about Code of Conduct issues at work, to clarify the Code and to allow employees another means to report potential wrongdoing. Employees can contact the Ethics Helpline anytime throughout the process.

•	Contact the Sprint Audit Committee or Board of Directors. Should you wish to communicate appropriate matters to the Audit Committee or to the Board of Directors.

Making intentionally false reports or allegations against an employee is a violation of the Code of Conduct.

This should not be construed to restrict or interfere with any employees’ federal or state labor law rights, including those under the National Labor Relations Act. This specifically means that employees may always engage in lawful concerted activity by discussing the terms and conditions of their employment

Retaliation

Sprint forbids any form of retaliation or adverse action against any employee for reporting in good faith a suspected violation of the law, the Code or for assisting in an investigation. Violators are subject to corrective action up to and including termination.

Contacting the Ethics and Compliance Program

Individuals skilled in responding to your questions and concerns staff the Ethics Helpline. Callers have the option to remain anonymous and will be advised if additional information is required before an effective investigation can take place. If necessary, the Ethics Helpline will refer concerns to the appropriate department, such as Corporate Security, Legal, Corporate Audit or Human Resources, and will monitor the results of any investigations. Callers to the Ethics Helpline are protected by Sprint’s prohibition of retaliation for either reporting a suspected violation or assisting in an investigation.

The Ethics Helpline is available 24 hours a day, 7 days a week:

Phone:	Monday - Friday 8:30 a.m. to 5 p.m. Central time
913-794-1666 or
24-hour line: 800-788-7844

Fax:	913-523-9779

Mail:	Ethics and Compliance Program
6200 Sprint Parkway
Mailstop: KSOPHF0202-2B507
Overland Park, KS 66251

E-mail:	Ethicshelpline@sprint.com

Other Contact Information

Corporate Security/Legal Department: 800-877-7330

Employee Assistance Program: 888-303-3957

Employee Helpline: 800-697-6000

Sprint Environmental, Health & Safety (EHS): 877-347-4457

The Audit Committee:

http://www.sprint.com/governance/board/audit

The Sprint Board of Directors:

http://www.sprint.com/governance/board/contact

Sprint Code of Conduct	Page 18	Ethics Helpline: 913-794-1666 or 800-788-7844

Code of Conduct Index

A

Act with Integrity…1, 3

Accounting…10-11

Accurate Business Records…10

Alcohol and Drugs…15

Anti-Boycott …8

Antitrust…9

Audit Committee…11, 17, 18

B

Board Memberships…3, 4

Board Membership Request for Information…4

Board of Directors…1, 4, 17

Bribes…5, 8

Business Records and Communications…9-10

Business Relationships…4

C

Chief Ethics Officer…17

Code of Supplier Conduct …12

Community Activities…4, 13

Community Support…13

Company Assets…11-12

Competition Law and Business Conduct…9

Competitive Information…9, 11

Computer Use…12, 14

Confidential Information…11

Conflicts of Interest…3-6

Conflicts of Interest Questionnaire…3

Copyright Laws…11

Corporate Opportunity…4

Corporate Security…7, 10, 15, 18

Customer Privacy…7, 11

D

Disclosure of Conflicts of Interest…3

Discrimination…14, 15

Drugs and Alcohol…15

E

Employee Assistance Program…15, 18

Employee Privacy…14

Employee Relations…14, 18

Environment…15

Ethics Helpline - How to Contact…18

Export Control…8

F

Family Members of Employees…4, 11

Financial Investments…5-6

Foreign Corrupt Practices Act…8

For-profit organizations…4

Foundation of Integrity…1

G

Gifts, Acceptance of…5

Gifts, Entertainment and Travel…5

Gifts, Giving of…5, 7-8

Government Customers…7

Government Inquiries…10

H

Harassment…15

Non-Harassment Policy…15

Hazardous Materials…15

I

Initial Public Offerings (IPO)…6

Insider Trading…5

Intellectual Property…11

Internal Accounting Controls…11

International Business…8

Investments in Competitors…6

Investments in Other Companies…6

K

Kickbacks…5, 8

L

Leading with Integrity…1, 16

Lobbying…7, 13

M

Making Ethical Decisions…

When in Doubt, Ask Yourself…2

Manager Responsibility…16

Material Nonpublic Information…5

Media Inquiries…10

Mutual Funds…5

N

National Labor Relations Act…18

Network Security…12

Non-Exclusivity…17

Non-Profit Organizations…4, 13

O

Obligation to Report…17-18

Open Door Policy…17

Outside Employment…4

P

Patent Laws…11-12

Political Activities…7, 13

Political Contributions…13

Political Views…13

Privacy – Customer…7, 11

Privacy – Employee…14

Procedures for Compliance Regarding

Accounting, Internal

Accounting Controls and Auditing Matters…11

Procurement Practices…12

Prohibited Persons and Sanctioned Countries…8

Proprietary Information…7, 11

R

Raising Issues and Concerns…2, 18

Records Hold…10

Records Retention…10

Relatives and Friends of Employees…4, 11

Reporting Financial and Non-Financial Information…10-11

Retaliation…2, 8, 11, 15, 18

S

Safety…15

Securities Law Compliance Policy…5

Securities Trading…5

Social Media…11,14

Solicitation…13

Sprint Foundation…13

Sprint PAC…13

Stockholder Inquiries…10

Subpoena…10

Substance Abuse…15

Supervisor Responsibility…16

Supplier Conduct…12

T

Tone at the Top…16

Trade Secrets…9, 11-12

Trademarks Laws…11-12

V

Values…1

Violations and their Consequences…2, 17

Violence…15

W

Waivers…17

Weapons…15

Whistleblower Protection…8, 11

Workplace Safety…15